Exhibit 10.7

AMENDMENT NO. 1
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF BROAD STREET OPERATING PARTNERSHIP, LP

This Amendment No. 1 to the Agreement of Limited Partnership of Broad Street Operating Partnership, LP (this “Amendment”) is made as of November 22, 2022 by Broad Street OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of Broad Street Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the Agreement of Limited Partnership of the Partnership, dated as of May 21, 2019 (the “Partnership Agreement”), for the purpose of designating the rights and preferences of Series A Preferred Partnership Units (as defined below) and issuing additional Partnership Units in the form of Preferred Partnership Units (as defined below). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Broad Street Realty, Inc. (f/k/a MedAmerica Properties Inc.), a Delaware corporation (the “Parent”), is the sole member of the General Partner;

WHEREAS, the Parent and BBL Current Owner, LLC (“BBL Current”) have entered into that certain Purchase and Sale Agreement, dated as of December 21, 2021 (as amended, the “Purchase and Sale Agreement”), providing for, among other things, BBL Current’s contribution of certain property, rights and assets to the Partnership and the Partnership’s issuance of Class A Units and Series A Preferred Partnership Units and admission of certain indirect members of BBL Current as limited partners of the Partnership; and

WHEREAS, pursuant to the Purchase and Sale Agreement, the General Partner desires to amend the Partnership Agreement to create additional Partnership Units in the form of Series A Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Partnership Agreement hereby is amended as follows:

(1)
Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act.

“Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder.

“Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by a designated series of Preferred Partnership Units, having a preference in payment of distributions or upon liquidation as determined by the General Partner for such series of Preferred Partnership Units and as set forth in an amendment to this Agreement, and includes all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act.

“Preferred Partnership Unit” shall mean a fractional, undivided share of Preferred Partnership Interests of all Partners in the specified series issued hereunder.

“Series A Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions and upon liquidation as set forth in this Agreement.

“Series A Preferred Partnership Unit” shall mean a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

(2)
In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit G hereto are the terms and conditions of the Series A Preferred Partnership Units, which are hereby established. The Partnership Agreement hereby is amended to incorporate such Exhibit G as Exhibit G thereto.
(3)
Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
(4)
This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.
(5)
If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered on its behalf as of the date first set forth above.

GENERAL PARTNER:

BROAD STREET OP GP, LLC, as sole general
partner of Broad Street Operating Partnership, LP

By:	Broad Street Realty, Inc., its sole member

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to the Agreement of Limited Partnership of

Broad Street Operating Partnership, LP

EXHIBIT G

DESIGNATION OF TERMS AND CONDITIONS OF SERIES A PREFERRED
PARTNERSHIP UNITS

(1)
Designation and Number. A series of Preferred Partnership Units, designated as Series A Preferred Partnership Units, hereby is established. The number of Series A Preferred Partnership Units shall be 1,851,820.
(2)
Ranking. The Series A Preferred Partnership Units will, with respect to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series A Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with any other Partnership Units hereafter issued and outstanding, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series A Preferred Partnership Units (“Parity Units”); and (c) junior to all Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 9(b) hereof, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Partnership Units (“Senior Units”).
(3)
Regular Distributions.
(a)
Distributions on the Series A Preferred Units shall be calculated based on the Preferred Return and on the basis of a fraction, the denominator of which shall be three hundred sixty (360) and the numerator of which shall be the actual number of days elapsed during the period beginning on the first (1st) day of the prior month and ending on the last day of the prior month, in each case without adjustment for any Business Day convention (such period, the “Distribution Period”), except that distributions for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said three hundred sixty (360) day year; provided, that the first Distribution Period shall commence on the Initial Issue Date. The Capitalized Preferred Return shall accrue on the Liquidation Preference from and after the Initial Issue Date and shall accumulate, compound monthly and be added to the Liquidation Preference as of the last day of the Distribution Period in which it accrues, and shall thereafter accrue the Preferred Return that accrues on the Liquidation Preference and shall no longer constitute Preferred Return. Current Preferred Return shall accrue on the Liquidation Preference from and after the Initial Issue Date and shall be paid in cash on each Distribution Date, commencing on December 1, 2022.
(b)
No distributions on the Series A Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Parent or the Partnership, including any agreement relating to indebtedness of the Parent or the Partnership, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(c)
Notwithstanding the foregoing, distributions on the Series A Preferred Partnership Units shall accumulate whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. To the extent the Current Preferred Return is not distributed in full in cash in any month by the tenth (10th) Business Day after the end of the applicable Distribution Period, any portion of the Current Preferred Return which remains unpaid shall be added to the Liquidation Preference as of the last day of the Distribution Period in which it accrues, and shall thereafter constitute Capitalized Preferred Return.
(d)
Except as set forth in Section 3(e) hereof, unless full cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than distributions paid solely in Junior Units) shall be declared and paid or set apart for payment nor shall any other distribution be declared and made upon any Junior Units.
(e)
When distributions upon Series A Preferred Partnership Units and any Parity Units are not paid in full (or a sum sufficient for such full payment is not so set apart), all distributions authorized upon Series A Preferred Partnership Units comprised of Current Preferred Return and all distributions on any Parity Units shall be authorized ratably in proportion to the respective amounts of distributions accrued and unpaid on the Series A Preferred Partnership Units and such Parity Units.
(f)
Holders of Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or partnership units, in excess of full cumulative distributions on the Series A Preferred Partnership Units as provided above. Any distribution made on Series A Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.
(4)
Liquidation Preference.
(a)
Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, following any required distribution with respect to any Senior Units properly approved pursuant to Section 9(b) hereof, but prior to and in preference to any distribution being made to holders of Common Partnership Units and any other Junior Units, each holder of Series A Preferred Partnership Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution, a distribution pursuant to Section 13.2.A(4) of the Partnership Agreement, for each Series A Preferred Partnership Unit, in an amount equal to the sum of (i) the Liquidation Preference at such time and (ii) all accrued and unpaid Preferred Return (to the extent not already added to the Liquidation Preference) to (but not including) the date of such cash distribution.

(b)
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay all amounts required to be paid to the holders of Series A Preferred Partnership Units and any Parity Units, then all of the assets legally available for distribution to the holders of Series A Preferred Partnership Units and any Parity Units shall be distributed among and paid to the holders of Series A Preferred Partnership Units and any Parity Units, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full. After payment of the full amount of liquidating distributions to which they are entitled, the holders of Series A Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.
(c)
For purposes of this Section 4, the merger or consolidation, unit exchange, sale of all or substantially all of the assets of the Partnership or any other similar reorganization or change of control transaction involving the Partnership shall not be deemed to be a liquidation, dissolution or winding up of the Partnership.
(5)
Optional Conversion Right. Each holder of Series A Preferred Partnership Units shall (without action by or approval of the General Partner, the Partnership, the holders of the Series A Preferred Partnership Units or any other Person) be entitled (i) to convert each Series A Preferred Unit held by it (such right to convert, the “Optional Conversion Right”) into one Class A Unit and (ii) for each Series A Preferred Unit so converted, to receive the Conversion Liquidation Payment. The applicable holder of Series A Preferred Partnership Units may exercise the Optional Conversion Right pursuant to this Section 5, as described in the immediately preceding sentence, by delivering notice to the General Partner (each, a “Conversion Election Notice”), which notice shall state: (i) that such holder intends to convert its Series A Preferred Partnership Units in accordance with this Section 5; (ii) the number of Series A Preferred Partnership Units to be converted; and (iii) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered. Following the delivery by the applicable holder of a Series A Preferred Partnership Unit of the Conversion Election Notice, each Series A Preferred Partnership Unit described in the Conversion Election Notice shall convert into one Class A Unit on the first Business Day on the first calendar quarter that begins at least twenty (20) Business Days after receipt by the General Partner of the Conversion Election Notice (such conversion date, the “Optional Conversion Date”) (provided, that the General Partner may in its sole discretion designate an earlier (but not later) Optional Conversion Date in respect of any Conversion Election Notice); and the General Partner shall cause the Conversion Liquidation Payment to be paid to the applicable holder on the applicable Optional Conversion Date. From and after the applicable Optional Conversion Date with respect to any Series A Preferred Partnership Units, such Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.
(6)
Mandatory Conversion. On the Mandatory Conversion Date, each Series A Preferred Partnership Unit shall automatically convert into (i) one Class A Unit and (ii) the right to receive the Conversion Liquidation Payment. The General Partner shall cause the Conversion Liquidation Payment to be paid no later than the fifth (5th) Business Day after the Mandatory Conversion Date. From and after the Mandatory Conversion Date, all Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series

A Preferred Partnership Units shall cease other than the right to receive the Conversion Liquidation Payment.
(7)
Termination Transaction. In the case of a Termination Transaction , then, at the effective time of such Termination Transaction, each outstanding Series A Preferred Partnership Unit shall be converted into a right to receive the kind and amount of securities or other property or assets (including cash or any combination thereof) that the holder of such Series A Preferred Partnership Unit would have received in respect of one Class A Unit issuable upon conversion of such Series A Preferred Partnership Unit immediately prior to such Termination Transaction, as determined in accordance with Section 5 hereof (assuming that such conversion had taken place immediately prior to the consummation of the Termination Transaction).
(8)
Redemption.
(a)
By the Holders. Notwithstanding anything in the Partnership Agreement to the contrary, but subject to Section 7 hereof, holders of Series A Preferred Partnership Units shall not be permitted to tender their Series A Preferred Partnership Units for redemption by the Partnership in accordance with Section 8.6 of the Partnership Agreement; provided, however, any Class A Units received as a result of a conversion of Series A Preferred Partnership Units into Class A Units pursuant to Sections 5 or 7 hereof shall thereafter be subject to Section 8.6 of the Partnership Agreement to the same extent as any other Class A Unit of the Partnership then outstanding; provided further, for purposes of Section 8.6 of the Partnership Agreement, a Class A Unit issued upon conversion of a Series A Preferred Partnership Unit shall be deemed to have been issued when the Series A Preferred Partnership Unit was issued.
(b)
By the Partnership. The Partnership shall have the right, at its option, at any time or from time to time, upon not less than 30 days’ written notice, to redeem the Series A Preferred Partnership Units, in whole or in part, for cash in an amount per unit equal to the sum of (i) the Liquidation Preference and (ii) all accrued and unpaid Preferred Return (to the extent not already added to the Liquidation Preference) to (but not including) the date of redemption (the “Redemption Price”).
(c)
Procedures for Redemption by Partnership. The Partnership may exercise its option pursuant to Section 8(b) hereof by delivering notice of such exercise to each holder of Series A Preferred Partnership Units in accordance with Section 15.1 of the Partnership Agreement, which notice shall state: (i) the date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent; (ii) the Redemption Price; (iii) the number of Series A Preferred Partnership Units to be redeemed and, if fewer than all of the Series A Preferred Partnership Units held by such holder are to be redeemed, the number or percentage of such Series A Preferred Partnership Units to be redeemed from such holder; (iv) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered for payment of the Redemption Price and any other documents required in connection with the redemption; and (v) that the distributions on such Series A Preferred Partnership Units to be redeemed will cease to accrue on the date of redemption except as otherwise provided herein. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Partnership Units except as to the holder to whom notice was defective or not given. If fewer than all of the outstanding Series A Preferred Partnership Units are to be redeemed, the units to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional units). From and after the date of redemption, any Series A Preferred Partnership Units redeemed pursuant to this Section shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.
(9)
Voting Rights.
(a)
Notwithstanding any other provision of the Partnership Agreement, including, without limitation, Section 11.2 and Article XIV thereof, the holders of Series A Preferred Partnership Units shall have no voting rights, except as required by applicable law and as set forth in Section 9(b) hereof.
(b)
So long as Series A Preferred Partnership Units remain outstanding, neither the General Partner nor the Limited Partners may, without the vote or consent of the Limited Partners holding more than fifty percent (50%) of all Series A Preferred Partnership Units then outstanding: (i) issue any Senior Units; (ii) issue any additional Series A Preferred Partnership Units; or (iii) amend the Partnership Agreement (including this Exhibit G) in any manner that materially and adversely affects the rights or benefits of Series A Preferred Partnership Units, except for any amendment that affects all holders of Class A Units and does not disproportionately and adversely affect holders of Series A Preferred Partnership Units; provided, however, that the creation or issuance of Parity Units or Junior Units and any increase in the amount of authorized Parity Units (other than any issuance of additional Series A Preferred Partnership Units) or Junior Units shall not require the vote or consent of the holders of Series A Preferred Partnership Units and shall not be deemed to adversely affect the rights or benefits of Series A Preferred Partnership Units.
(10)
Allocations for Capital Account Purposes. The Partnership’s Net Income, Net Loss and items of income, gain, loss, deduction and credit shall be allocated to the holders of Series A Preferred Partnership Units in accordance with the Partnership Agreement, including Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of the Partnership Agreement, the Series A Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and a preference in distribution for purposes of Section 6.1.A(2) and Section 6.1.A(3) of the Partnership Agreement, respectively. Accordingly, until additional classes of Partnership Interests, if any, are established pursuant to the terms of the Partnership Agreement:
(a)
pursuant to Section 6.1.A(2) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units, until the cumulative Net Income allocated under Section 6.1.A(2) of the Partnership Agreement to such holder equals the cumulative Net Losses allocated to such holder under Section 6.1.B(3) of the Partnership Agreement with respect to its Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(2) of the Partnership Agreement;
(b)
pursuant to Section 6.1.A(3) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units, until the cumulative allocations made under Section 6.1.A(3) of the Partnership Agreement to such holder equals the cumulative amount of distributions payable (whether or not authorized or paid) pursuant to Section 3 with respect to such holder’s Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(3) of the Partnership Agreement;
(c)
pursuant to Section 6.1.A(4) of the Partnership Agreement, no Net Income shall be allocated to the holders of Series A Preferred Partnership Units; and
(d)
pursuant to Section 6.1.B(3) of the Partnership Agreement, Net Losses shall be allocated to the holders of Series A Preferred Partnership Units, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made; provided, however, that Net Losses shall not be allocated to any such holders pursuant to Section 6.1.B(3) of the Partnership Agreement to the extent that such allocation would cause such holder to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the holder’s Adjusted Capital Accounts any amount that the holder is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 of the Partnership Agreement) at the end of such taxable year (or portion thereof).

Notwithstanding any provision in the Partnership Agreement to the contrary, in allocating Net Income pursuant to Section 6.1 of the Partnership Agreement and taxable income and gain pursuant to Section 2 of Exhibit C of the Partnership Agreement, the General Partner shall be entitled, in its discretion, to make such allocations in such a manner so as to cause, to the greatest extent possible, allocations of Net Income (and items thereof) to the holders of Series A Preferred Partnership Units pursuant to Section 6.1.B(3) to be matched with allocations, for income tax purposes, of taxable ordinary income of the Partnership.

(11)
Definitions. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Exhibit to the Partnership Agreement shall have the meanings specified below.

“Capitalized Preferred Return” means the Preferred Return that shall accrue on and be added to the Liquidation Preference in any given month, in each case in accordance with the terms hereof.

“Conversion Liquidation Payment” means for each Series A Preferred Unit so converted, to receive a cash payment equal to the sum of (A) (x) the Liquidation Preference at such time, minus (y) $2.00, and (B) all accrued and unpaid Preferred Return (to the extent not already added to the Liquidation Preference) to (but not including) the Optional Conversion Date or Mandatory Conversion Date, as applicable.

“Current Preferred Return” means the Preferred Return to be satisfied with a distribution in accordance with the terms hereof.

“Distribution Date” means the first (1st) calendar day of each month, and if such day is not a Business Day, then the Business Day immediately following such day.

“Initial Issue Date” means November 23, 2022.

“Liquidation Preference” means the sum of (i) $2.00 and (ii) the accrued Capitalized Preferred Distribution.

“Mandatory Conversion Date” means the date that the Shares are listed on a National Securities Exchange.

“Preferred Return” means a distribution on the Liquidation Preference of each Series A Preferred Partnership Unit at such time, payable in arrears, compounded monthly and calculated on the basis of a 360-day year and the actual number of days elapsed, equal to:

(i)
commencing on the Initial Issue Date and continuing through the first anniversary of the Initial Issue Date, twelve percent (12.0%) per annum, consisting of five percent (5%) Current Preferred Return and seven percent (7%) Capitalized Preferred Return;
(ii)
commencing on the first anniversary of the Initial Issue Date and continuing through the second anniversary of the Initial Issue Date, thirteen percent (13.0%) per annum, consisting of five percent (5%) Current Preferred Return and eight percent (8%) Capitalized Preferred Return;
(iii)
commencing on the second anniversary of the Initial Issue Date and continuing through the third anniversary of the Initial Issue Date, fourteen percent (14.0%) per annum, consisting of five percent (5%) Current Preferred Return and nine percent (9%) Capitalized Preferred Return;
(iv)
commencing on the third anniversary of the Initial Issue Date and continuing through the fourth anniversary of the Initial Issue Date, fifteen percent (15.0%) per annum, consisting of five percent (5%) Current Preferred Return and ten percent (10%) Capitalized Preferred Return;
(v)
commencing on the fourth anniversary of the Initial Issue Date and continuing through the fifth anniversary of the Initial Issue Date, sixteen percent (16.0%) per annum, consisting of five percent (5%) Current Preferred Return and eleven percent (11%) Capitalized Preferred Return; and
(vi)
commencing on the fifth anniversary of the Initial Issue Date and continuing until converted or redeemed in accordance with the terms hereof, nineteen percent (19.0%) per annum until the sixth anniversary of the Initial Issue Date plus an additional three percent (3.0%) per annum commencing on each subsequent anniversary thereafter, all of which shall be Current Preferred Return.